Exhibit 99.1

IDT Reports Third Quarter Fiscal Year 2003 Results

•	Consolidated Revenues Increase 13% over the Year-ago Quarter and 1% Sequentially

•	IDT Telecom Achieves Record Revenues and Operating Profits

•	Liberty Media Invests $25 Million in IDT Media for a 5.6% Stake

•	IDT Solutions Stabilizes Revenue and Reports its First Quarterly Gross Profit

•	Cash, Cash Equivalents & Marketable Securities Remain above $1 Billion

NEWARK, N.J. — June 10, 2003 — IDT Corporation (NYSE: IDT, IDT.C) today reported record revenues of $454.9 million for the third quarter of its Fiscal Year 2003, the three months ended April 30, 2003. Revenues increased 13.2% over the third quarter of Fiscal Year 2002, and 0.9% over the second quarter of Fiscal Year 2003.

The net loss for the third quarter of Fiscal Year 2003 was $9.3 million, or $0.12 per share. This compares with a net loss of $49.6 million, or $0.64 per share, in Fiscal Year 2002’s third quarter, and a net loss of $12.5 million, or $0.16 per share, in Fiscal Year 2003’s second quarter. As of the close of the third quarter of Fiscal Year 2003, consolidated cash, restricted cash, cash equivalents and marketable securities stood at $1.059 billion, which includes $102 million held by Net2Phone.

The following table summarizes the operating performance of IDT’s business segments:

	Revenues			Adjusted EBITDA*			Income (Loss) from Operations
$ millions	Q3 ’03	Q2 ’03	Q3 ’02	Q3 ’03	Q2 ’03	Q3 ’02	Q3 ’03	Q2 ’03	Q3 ’02

Telecom	409.0	403.8	364.4	31.5	29.1	25.6	15.7	14.3	12.5
IDT Solutions	20.8	20.7	33.1	(16.1)	(19.4)	(38.6)	(19.6)	(23.2)	(43.9)
Media	5.5	5.2	4.2	(1.7)	(2.4)	(4.9)	(2.3)	(2.8)	(5.0)
Corporate	0.0	0.0	0.0	(7.8)	(8.2)	(5.9)	(8.2)	(9.0)	(6.5)

Subtotal	435.3	429.7	401.7	5.9	(1.0)	(23.8)	(14.4)	(20.8)	(42.8)

Net2Phone	19.6	21.1		(3.1)	(3.8)		(9.8)	(10.0)
Non-cash Stock Option Exchange							(13.7)

Total IDT	454.9	450.8	401.7	2.8	(4.8)	(23.8)	(37.9)	(30.7)	(42.8)

*    Adjusted EBITDA, which is a non-GAAP measure, is defined, and our usage of it is explained, in footnote 1, and reconciliation to Income (Loss) from Operations is provided in footnote 2.

Excluding Net2Phone, which was not consolidated by IDT in Fiscal Year 2002, revenues for the third quarter of Fiscal year 2003 were $435.3 million, an 8.4% increase from the third quarter of Fiscal Year 2002’s comparable revenues of $401.7 million. In the third quarter of Fiscal Year 2003, Net2Phone accounted for 4.3% of total revenues.

“Q3 saw IDT advancing on just about every front,” said Jim Courter, Vice Chairman and CEO. “In Telecom, our wholesale division continues to record double-digit quarterly growth, IDT Solutions has turned the corner by stabilizing revenue, and we have begun to transform IDT into an integrated communications and media company with the exciting developments at IDT Media.”

RESULTS OF OPERATIONS

IDT recorded a loss from operations for the third quarter of Fiscal Year 2003 of $37.9 million, compared to a loss from operations of $42.8 million in the third quarter of Fiscal Year 2002, and a loss from operations of $30.7 million in the second quarter of Fiscal Year 2003.

During the quarter, the Company recorded a one-time, non-cash compensation charge of $13.7 million to exchange all outstanding stock options to purchase shares of the Company’s common stock (IDT.C) for options to purchase an equal number of shares of the Company’s Class B common stock (IDT). Under accounting conventions, despite this “even” swap of value, a new measurement date was triggered, creating the charge in the amount of the aggregate difference between the exercise price of the options exchanged and the fair market value of the underlying stock on the new measurement date. The total number of options outstanding and their exercise prices were unchanged as a result of this transaction. Excluding the $13.7 million charge, the third quarter loss from operations would have been $24.2 million, a 21.2% improvement over the prior quarter and a 43.5% improvement over the corresponding year ago period.

Excluding the $9.8 million loss from operations of Net2Phone, and the $13.7 million loss from operations due to the one-time, non-cash compensation charge related to the option exchange, the loss from operations would have been $14.4 million in the third quarter of Fiscal Year 2003. This compares with a loss from operations of $42.8 million in Q3 of Fiscal Year 2002, a 66.4% improvement.

In the third quarter of Fiscal Year 2003, IDT generated adjusted EBITDA of $2.8 million. This compares with negative adjusted EBITDA of $23.8 million in the third quarter of Fiscal Year 2002 and negative adjusted EBITDA of $4.8 million in the second quarter of Fiscal Year 2003.

Excluding Net2Phone, adjusted EBITDA would have increased from a loss of $23.8 million in Q3 of Fiscal Year 2002 to a positive $5.9 million in Q3 of Fiscal Year 2003.

IDT Telecom Division

IDT Telecom reported record revenues of $409.0 million for the third quarter of Fiscal Year 2003. This represents an increase of 12.2% compared to the third quarter of Fiscal Year 2002, and an increase of 1.3% from the second quarter of Fiscal Year 2003. Telecom minutes of use over our network increased to 4.3 billion, a 45% increase from the year-ago figure and 8.7% above the figure for Q2 of Fiscal Year 2003.

IDT Telecom generated adjusted EBITDA of $31.5 million and income from operations of $15.7 million for the third quarter of Fiscal Year 2003. In comparison, in Q3 of Fiscal Year 2002, IDT Telecom had adjusted EBITDA of $25.6 million and income from operations of $12.5 million. In the second quarter of Fiscal Year 2003, IDT Telecom’s adjusted EBITDA was $29.1 million and income from operations was $14.3 million.

Gross margin for IDT Telecom amounted to 22.7% for Q3 of Fiscal Year 2003, compared to 24.2% in Q3 of Fiscal Year 2002 and 22.3% in Q2 of Fiscal Year 2003. The margin improvement from the prior quarter was largely due to higher margins for U.S. calling cards and for wholesale carrier services.

Selling, general and administrative (SG&A) expenses for IDT Telecom were $61.4 million in the third quarter of Fiscal Year 2003, representing 15.0% of revenues. This compares to $62.6 million (17.2% of revenues) in the third quarter of Fiscal Year 2002 and $60.9 million (15.1% of revenues) in the second quarter of Fiscal Year 2003. IDT anticipates that SG&A costs will remain steady in absolute dollar terms, and will therefore represent a smaller percentage of revenues over the coming quarters, as further revenue growth is realized.

“IDT Telecom is back on its profit growth track,” stated Motti Lichtenstein, CEO of IDT Telecom. “Through the first three quarters of Fiscal Year 2003, we have already surpassed both the adjusted EBITDA and operating income we generated in the entire Fiscal Year 2002. We remain hard at work planting the seeds for further growth in Fiscal 2004.”

Retail Telecom

IDT’s retail telecommunications services segment posted $299.9 million in revenues for the third quarter of Fiscal Year 2003, 5.1% more than the retail revenues recorded during Q3 of Fiscal Year 2002, and 2.7% less than the levels recorded in Q2 of Fiscal Year 2003.

Calling Cards

Calling card revenues amounted to $260.7 million for the third quarter of Fiscal Year 2003, 2.1% more than the calling card revenues of the third quarter of Fiscal Year 2002, and down 3.0% from the second quarter of Fiscal Year 2003.

Gross margins for calling cards were 22.2% in the third quarter of Fiscal Year 2003, versus 24.1% in Fiscal Year 2002’s third quarter and 20.7% in the second quarter of Fiscal Year 2003. During the first half of Fiscal 2003, IDT introduced several new, aggressively-priced prepaid calling cards. These cards gained market share at a faster pace than had been previously experienced, accounting for a significant proportion of overall card sales. This had the effect of reducing overall gross margins on our portfolio of calling cards. In the expected “life cycle” of a calling card product, margins improve gradually through increases in per-minute rates, after the card has gained acceptance. The Company has begun to implement these planned margin improvements on the cards introduced early in Fiscal 2003, and this accounts for the sequential improvement in gross margins. However, the continued introduction of new, aggressively-priced cards in certain key markets where IDT seeks to gain market share will continue to depress the level of gross margins in comparison to those achieved during Fiscal 2002. Therefore, we believe that calling card margins will be in the range of 22.5%-23.0% in the next few quarters.

Although they account for a small percentage of calling card revenues to date, sales of calling cards through national retail chains represent an exciting growth opportunity for IDT Telecom. IDT was selected as the exclusive prepaid calling card provider for Walgreens-branded cards in December 2002, and sales of Walgreens branded cards achieved significant market acceptance by February. A similar arrangement with Barnes & Noble College Bookstores was announced today, and the Company is actively seeking to secure agreements with other major retail chains. We hope to announce several such deals in the coming quarters.

Consumer Long Distance

Consumer long distance revenues of $39.0 million for the third quarter of Fiscal Year 2003 were up 31.5% from Q3 of Fiscal Year 2002 and essentially flat with the second quarter of Fiscal Year 2003. Gross margins were 55.6% for the third quarter of Fiscal Year 2003, compared to 58.1% in the second quarter of Fiscal Year 2003 and 55.8% in the third quarter of Fiscal Year 2002.

The absence of consumer long distance revenue growth in Q3 of Fiscal Year 2003 is due to increased customer churn, which offset the addition of new customers during the period. The competitive landscape has changed in recent months, with the introduction of a variety of bundled local and long distance plans by several competitors, including some of the industry’s largest companies. We believe that customer turnover rates for the industry in general are currently at some of their historically highest levels, as customers sort through the variety of plans available to them. However, IDT Telecom’s position as one of the lowest-priced national long distance providers has not changed, and the Company’s advertising continues to attract new customers.

Looking ahead, IDT plans to add a local service offering for its customers, in order to offer a bundled, “all distance” calling plan. IDT Telecom is currently testing a local service offering, and plans to offer local service in the NY/NJ region this summer, and later more broadly. In providing local service to its customers, IDT Telecom will initially rely upon the use of local lines and other network elements leased from the Incumbent Local Exchange Carriers (ILECs, also known as the Regional Bell Operating Companies, or RBOCs). As mandated by the Telecommunications Act of 1996’s UNE-P (Unbundled Network Element-Platform) provision, ILECs are required to allow access to their local networks to competitive phone companies. UNE-P has remained the subject of intense lobbying efforts on behalf of the ILECs and others, seeking to have the FCC overturn this provision. However, this spring the FCC left standing those rules related to UNE-P. We believe that the discussions surrounding UNE-P are far from complete, but we also believe that UNE-P, or some version of it, will remain intact for the foreseeable future, and serve as a viable method for reaching the residential and small business market.

Wholesale Telecom

IDT’s wholesale telecommunications services segment reported revenues of $109.2 million in Q3 of Fiscal Year 2003, a 38.2% increase from Q3 of Fiscal Year 2002, and a 14.2% sequential increase from Q2 of Fiscal Year 2003. In addition, the wholesale revenues recorded in Q3 represented the highest quarterly revenues for our wholesale business since Q2 of Fiscal 2001. Gross margins of 12.2% in Q3 of Fiscal Year 2003 compare with 12.8% in Q3 of Fiscal Year 2002 and 11.7% in Q2 of Fiscal Year 2003.

Increased sales to international telecom carriers accounted for the bulk of the increase in revenues and gross profit dollars in the quarter. During calendar year 2002, IDT signed contracts with 47 PTTs and licensed carriers, bringing the total number of signed agreements to 80. This year, IDT Telecom has continued to enter into additional agreements. After such agreements are signed and interconnections are made, it generally takes several months for traffic to develop. Wholesale traffic is currently benefiting chiefly from the agreements signed in 2002.

During Fiscal 2002, IDT installed switches in Argentina and Peru. The fledgling IDT South American business, which consists of both wholesale carrier and prepaid calling card operations, contributed approximately $2 million to revenues, generating a small operating profit. IDT is also currently setting-up wholesale carrier operations in Asia. The Company anticipates starting to generate wholesale revenues in Asia before the end of Fiscal Year 2003.

IDT Solutions Division (marketing arm of Winstar Holdings, LLC)

IDT Solutions reported a loss from operations of $19.6 million on revenues of $20.8 million in the third quarter of Fiscal Year 2003. This compares to a $43.9 million loss from operations on revenues of $33.1 million in the third quarter of Fiscal Year 2002, which was the first full quarter of IDT’s ownership of the Winstar business and a $23.2 million loss from operations on revenues of $20.7 million in the second quarter of Fiscal Year 2003.

IDT Solutions revenues increased sequentially for the first time since the acquisition of the Winstar assets in December 2001. The division has turned the corner stabilizing its revenue base, and is poised for future quarterly revenue increases. Growth came primarily from its General Business (GB) channel, which targets small and medium sized businesses.

Furthermore, in Q3 of Fiscal Year 2003, IDT Solutions recorded its first positive gross profit, which was $0.1 million, versus a negative $3.7 million in Q2 of Fiscal Year 2003 and a negative gross profit of $9.0 million in the comparative prior year period.

In Q3 of Fiscal Year 2003, IDT Solutions completed a thorough review of its entire business operation, gaining access to operating metrics at a level of detail previously unavailable. This was possible due to substantial improvements in data gathering and reporting developed over the last several months.

The Company now knows:

•	run-rate revenues at the city, hub and building level;
•	the cost of capacity and the excess capacity available at the city, switch, hub, and building level; and
•	sales at the regional, city, building, and salesperson level.

The operating plan has been optimized to:

•	focus the marketing and sales organizations to sell into buildings that have existing excess capacity, thus reducing the acquisition costs associated with new sales;
•	reduce excess capacity associated with buildings whose future revenue potential does not require the current level of capacity;
•	measure and enforce productivity targets for sales; and
•	re-direct some buildings to different hubs by selectively eliminating underused hubs, thereby further reducing real estate and capacity costs without sacrificing revenue growth.

The resulting operating plan now calls for the division’s cash burn rate to be reduced to approximately $2.5 million per month by the end of calendar year 2003.

“We are pleased to be able to report substantial progress this quarter,” said IDT Solutions CEO, Brian Finkelstein. “We continued to considerably improve the bottom line. Our revenue base is now secure and has begun to grow, and we will begin to reap the benefits of implementing our newly refined operating plan.”

IDT Media Division

In a separate press release today, IDT announced that Liberty Media Corporation has made a strategic investment of $25 million in common shares of IDT Media, Inc., a subsidiary of IDT Corporation that holds and operates its Media assets. For the investment, Liberty Media received approximately 5.6% of the common equity of IDT Media. In connection with the sale, the Company recognized a gain of $22.4 million recorded in the “other income” line in its consolidated statements of operations.

The IDT Media division reported a loss from operations of $2.3 million on revenues of $5.5 million in the third quarter of Fiscal Year 2003. This compares to a $5.0 million loss from operations on revenues of $4.2 million in Q3 of Fiscal Year 2002 and a $2.8 million loss from operations on revenues of $5.2 million in the second quarter of Fiscal Year 2003.

In May 2003, IDT Media’s Digital Production Solutions (DPS) acquired a controlling interest in Film Roman, Inc. (ROMN.OB), through the purchase of newly issued shares of Film Roman common stock. Film Roman is one of the leading independent animation studios in the world. It produces some of the world’s best known animated series, including “The Simpsons” and “King of the Hill.” DPS is aggressively pursuing the acquisition and licensing of program ideas and properties suitable for animation. It is also seeking affiliations with creators of such programs and properties, as a strategy to build the lineup of properties it can produce. Properties can now be jointly produced by DPS and Film Roman. Film Roman is expected to add about $10 million of revenues to the IDT Media Q4 results. DPS/Film Roman now have over 15 different projects in production, ranging from tests on spec to two feature films which are 100% owned by DPS.

Other significant developments during and after the end of the quarter were:

•	DPS has acquired the rights to two never before seen Gene Roddenberry projects, “Starpoint Academy” and “Char,” targeting a children’s audience. This marks DPS’ entry into 3-D feature film development and distribution. “Starpoint Academy” is currently in the scripting and modeling phase of production.

•	IDT Media has formally established an Owned and Operated Stations Group headed by veteran broadcast manager Jim Weiskopf. The Company’s long-term strategy is to acquire radio stations in major U.S. markets either outright or through leased-management agreements in order to establish a significant and influential broadcast organization with a national reach. The new Stations Group will complement Talk America, IDT Media’s syndicated radio network. Original programming created by stations of the Group will be available for syndication on the Talk America network, while some programming from Talk America could be cleared on IDT Media’s owned and operated radio stations on a program-by-program, and market-by-market basis.

•	Consistent with last quarter’s comments about the positive impact of larger audiences on revenues, Talk America’s revenues for calendar year 2003 to date now exceed its total revenue for the entire calendar year 2002, notwithstanding slowed billings due to the war in Iraq.

•	The division’s OTV product (delivering live digital media to desktops) has been demonstrated to work technically. The product is morphing along with the business market: Originally developed for use over the Winstar network, the target audience is shifting towards Fortune 1000 and Multi-Cast enabled ISP’s.

“With the Liberty Media investment, we now have the independent financial muscle to augment our significant animation resources and to develop our radio businesses,” said IDT Media CEO Mitch Burg. “In animation, we have cutting-edge technology, creative talent that is nationally recognized, and the beginnings of an exciting pipeline of projects. As animation starts to realize on its potential, IDT Media will be a premier animation business, with smaller broadcasting and distribution units. We also have every intention of fully developing the potential of all of our Media businesses.”

Net2Phone

Net2Phone is a separate public company whose common stock is quoted on the NASDAQ National Market under the symbol NTOP. Net2Phone is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. On June 9, 2003, Net2Phone issued a press release with respect to its results for the fiscal third quarter 2003 ended April 30, 2003. Set forth below is a brief description of the Net2Phone results that are consolidated in IDT Corporation’s results. For further information with respect to Net2Phone, reference may be made to the above-referenced press release and other Net2Phone press releases, Net2Phone’s Annual Report on Form 10-K, and prior and subsequent reports and other information filed by Net2Phone from time to time with the Securities and Exchange Commission. None of such releases, reports or information is incorporated into this release and such releases, reports and information do not form a part of this release.

IDT reported Net2Phone’s loss from operations of $9.8 million on revenues of $19.6 million in the third quarter of Fiscal Year 2003, net of intercompany transactions with IDT. The loss from operations associated with Net2Phone was improved from the $10.0 million recorded in the second quarter of Fiscal Year 2003. IDT did not consolidate Net2Phone results in Fiscal Year 2002. IDT’s net loss reflects only its 18.6% ownership stake in

Net2Phone. A “minority interest” adjustment adds back Net2Phone’s net losses attributable to the other owners of Net2Phone.

Highlights of Net2Phone’s quarterly results include:

•	Steadily improving the financial performance of its core business. Gross profit margins are above 40% for the 8th consecutive quarter, and adjusted EBITDA losses continue to shrink.
•	Cash burn is well under control.
•	Interest in Net2Phone’s cable telephony continues to grow, especially in light of recent deployments by major cable operators.

Net2Phone also unveiled a strategy, subject to approval by its Board of Directors, for the creation of two wholly-owned operating subsidiaries. This plan is intended to provide investors with a clearer picture of Net2Phone’s operations, and the ability to understand the value elements of its two business lines. Net2Phone plans to provide segment reporting of the results of these subsidiaries as their structures are completed in the fourth quarter of fiscal 2003. The new structure will also allow each of the newly created units to facilitate its growth opportunities through investments by strategic partners in each subsidiary, if appropriate.

One of the new subsidiaries, Net2Phone Global Services (NGS), is to be comprised of the company’s international retail VoIP business and domestic calling card business, while the second, Net2Phone Cable Telephony (NCT), is focused on delivering an end-to-end managed telecommunications solution to cable operators utilizing VoIP technology.

“With VoIP on the cusp of reaching critical mass and cable telephony taking off, now is the opportune time to showcase two distinct operating units and enhance the stand-alone value of each subsidiary,” said Net2Phone CEO Stephen Greenberg. “Through intense discussions with cable operators, we have learned that the needs of each provider vary based on balance sheet, personnel and existing telephony infrastructure. We can now tailor our cable telephony models to suit the needs of the cable industry, while presenting NGS results of operations through segment reporting.”

IDT CONFERENCE CALL INFORMATION

In connection with this release of quarterly and annual results, IDT will be hosting a conference call today for analysts, investors and the general public, at 4:30 PM EST.

To access the call from the U.S., dial 1-800-277-9407. For international callers, the dial-in number is 1-706-634-0185. No passcode is required. A replay of the teleconference will be available for one week after the conference call at 1-800-642-1687, passcode #1286351 for domestic callers, or 1-706-645-9291, passcode #1286351 for international callers.

Alternatively, interested participants may access a webcast of the conference call by visiting the IDT Website, at www.idt.net A direct link to the call will be placed on the website. Listening to the webcast of the call will require Windows Media software. Please allow at least 15 minutes to download the necessary audio software prior to the call. An archived copy of the call will be available at the IDT Website in the Investor Relations section’s Presentations for at least six months after the call.

A copy of this press release and any additional financial and statistical information relating to the third quarter of Fiscal Year 2003 presented during the conference call will be available on the Company’s website at www.idt.net in the Investor Relations section’s News Library.

IDT CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

	NINE MONTHS ENDED APRIL 30,		THREE MONTHS ENDED APRIL 30,
	2003	2002	2003	2002
	(in thousands, except per share data)		(in thousands, except per share data)

STATEMENT OF OPERATIONS DATA:

Revenues	$1,348,808	$1,114,887	$454,870	$401,653
Costs and expenses:
Direct cost of revenues (exclusive of items
shown below)	1,036,172	879,607	347,117	319,002
Selling, general and administrative	316,863	266,501	104,967	106,409
Depreciation and amortization	65,279	46,840	22,349	16,745
Settlement of litigation	(58,034)	—	—	—
Non-cash compensation	23,762	2,326	16,629	2,326
Restructuring, severance and impairment charges	9,033	2,781	1,707	—

Total costs and expenses	1,393,075	1,198,055	492,769	444,482

Loss from operations	(44,267)	(83,168)	(37,899)	(42,829)
Interest income, net	21,345	15,496	6,721	3,947
Other income (expense):
Gain on sale of subsidiary stock	22,422	—	22,422	—
Equity in loss of affiliates	(3,811)	(41,794)	—	(25,125)
Investment and other income (expense), net	(15,365)	(8,315)	(10,362)	(2,503)

Loss before minority interests, income taxes and cumulative effect of accounting change	(19,676)	(117,781)	(19,118)	(66,510)
Minority interests	46,953	15,529	1,003	4,316
Benefit from income taxes	(40,776)	(55,173)	(10,818)	(21,233)

Loss before cumulative effect of accounting change	(25,853)	(78,137)	(9,303)	(49,593)
Cumulative effect of accounting change, net of income taxes of $ 3,525	—	(146,983)	—	—

Net loss	($25,853)	($225,120)	($ 9,303)	($49,593)

Adjusted EBITDA (1,2)	($4,227)	($31,221)	$2,786	($23,758)
Earnings per share:
Loss before cumulative effect of accounting change:
Basic	($0.32)	($1.06)	($0.12)	($0.64)
Diluted	($0.32)	($1.06)	($0.12)	($0.64)
Cumulative effect of accounting change, net of income taxes:
Basic	—	($2.00)	—	—
Diluted	—	($2.00)	—	—
Net loss:
Basic	($0.32)	($3.06)	($0.12)	($0.64)
Diluted	($0.32)	($3.06)	($0.12)	($0.64)
Weighted-average number of shares used in calculation of earnings per share:
Basic	79,808	73,592	80,262	76,938
Diluted	79,808	73,592	80,262	76,938

BALANCE SHEET DATA:
	April 30, 2003	January 31, 2003	July 31, 2002

Cash and restricted cash, cash equivalents
and marketable securities	$1,058,964	$1,078,475	$1,009,979
Property, plant and equipment, net	288,070	281,974	250,631
Total assets	1,721,493	1,716,385	1,607,920
Total stockholders' equity	864,145	852,822	869,530

STATEMENT OF CASH FLOWS DATA:
	NINE MONTHS ENDED APRIL 30,
	2003	2002

Net cash provided by operating activities	12,846	16,249
Purchases of property, plant and equipment	(51,436)	(28,286)

IDT CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

	THREE MONTHS ENDED APRIL 30, 2003
(In thousands)	Total IDT Corporation	IDT Telecom	IDT Solutions	IDT Media	Net2Phone	Corporate

STATEMENT OF OPERATIONS DATA:

Revenues	$454,870	$409,021	$20,766	$5,498	$19,585	—
Costs and expenses:
Direct cost of revenues (exclusive of items shown below)	347,117	316,134	20,668	360	9,955	—
Selling, general and administrative	104,967	61,416	16,171	6,860	12,738	7,782
Depreciation and amortization	22,349	15,555	3,552	557	2,305	380
Non-cash compensation	16,629	236	—	—	2,709	13,684
Restructuring, severance and impairment charges	1,707	—	—	(1)	1,708	—

Total costs and expenses	492,769	393,341	40,391	7,776	29,415	21,846

Income (loss) from operations	(37,899)	15,680	(19,625)	(2,278)	(9,830)	(21,846)
Adjusted EBITDA (1,2)	2,786	31,471	(16,073)	(1,722)	(3,108)	(7,782)

Interest income, net	6,721
Other income (expense):
Gain on sale of subsidiary stock	22,422
Investment and other income (expense), net	(10,362)

Loss before minority interests and income taxes	(19,118)
Minority interests	1,003
Benefit from income taxes	(10,818)

Net loss	($9,303)

IDT CORPORATION

IDT Corporation, through its IDT Telecom subsidiary, is a facilities-based, multinational carrier that provides a broad range of telecommunications services to its retail and wholesale customers worldwide. IDT Telecom, by means of its own national telecommunications backbone and fiber optic network infrastructure, provides its customers with integrated and competitively priced international and domestic long distance telephony and prepaid calling cards. IDT and Liberty Media own 95% and 5% of IDT Telecom, respectively. IDT Media is the IDT subsidiary principally responsible for the Company’s initiatives in media, new video technologies and print media. Winstar Holdings, LLC is the IDT subsidiary through which IDT provides broadband and telephony services to commercial and governmental customers through a fixed-wireless and fiber infrastructure. In December 2002, IDT announced that the services provided by Winstar would begin to be offered under the name “IDT Solutions.” Net2Phone, Inc., which IDT reconsolidated effective August 1, 2002, is a leading provider of high-quality global retail Voice over IP services, either directly or via a partner.

IDT Corporation Class B common shares trade on the New York Stock Exchange under the ticker symbol IDT and its common stock trades under the symbol IDT.C.

Important Note:  In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K and other filings we may make with the SEC.

Footnotes

1 The Company reports adjusted EBITDA, which consists of income (loss) from operations, excluding depreciation and amortization, settlement of litigation, non-cash compensation, restructuring, severance, and impairment charges, as a rough guide to the businesses’ underlying operating performance. Adjusted EBITDA is most closely related to income (loss) from operations. Adjusted EBITDA is also used by some of the Company’s investors as a valuation and financial performance measure. Additionally, the Company uses adjusted EBITDA for certain internal management measurement purposes.

Adjusted EBITDA should not be considered in isolation or as a substitute for GAAP measures. In addition, the Company’s measurement of adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

2 Reconciliation of adjusted EBITDA to Income (Loss) From Operations (*):

$ millions	Total IDT Corporation	IDT Telecom	IDT Solutions	IDT Media	Net2Phone	Corporate

9 Months Ended April 30, 2003
Adjusted EBITDA	(4.2)	93.1	(57.7)	(5.2)	(10.6)	(23.9)
Subtract:
Non-cash compensation	23.8	2.5	0.0	0.0	7.1	14.2
Depreciation and amortization	65.3	45.8	9.8	1.2	7.2	1.3
Settlement of litigation	(58.0)	0.0	0.0	0.0	(58.0)	0.0
Restructuring, severance and impairment charges	9.0	1.5	0.0	(0.0)	7.6	0.0

Income (loss) from operations	(44.3)	43.4	(67.5)	(6.4)	25.7	(39.4)

9 Months Ended April 30, 2002
Adjusted EBITDA	(31.2)	58.8	(57.4)	(15.1)		(17.6)
Subtract:
Non-cash compensation	2.3	0.0	2.3	0.0		0.0
Depreciation and amortization	46.8	39.4	3.3	2.2		2.0
Restructuring, severance and impairment charges	2.8	2.8	0.0	0.0		0.0

Income (loss) from operations	(83.2)	16.7	(63.0)	(17.2)		(19.6)

Q3 ’03
Adjusted EBITDA	2.8	31.5	(16.1)	(1.7)	(3.1)	(7.8)
Subtract:
Non-cash compensation	16.6	0.2	0.0	0.0	2.7	13.7
Depreciation and amortization	22.3	15.6	3.6	0.6	2.3	0.4
Restructuring, severance and impairment charges	1.7	0.0	0.0	(0.0)	1.7	0.0

Income (loss) from operations	(37.9)	15.7	(19.6)	(2.3)	(9.8)	(21.8)

Q2 ’03
Adjusted EBITDA	(4.8)	29.1	(19.4)	(2.4)	(3.8)	(8.2)
Subtract:
Non-cash compensation	3.2	0.0	0.0	0.0	2.7	0.5
Depreciation and amortization	21.6	14.8	3.8	0.4	2.4	0.3
Restructuring, severance and impairment charges	1.0	0.0	0.0	(0.1)	1.1	0.0

Income (loss) from operations	(30.7)	14.3	(23.2)	(2.8)	(10.0)	(9.0)

Q3 ’02
Adjusted EBITDA	(23.8)	25.6	(38.6)	(4.9)		(5.9)
Subtract:
Non-cash compensation	2.3	0.0	2.3	0.0		0.0
Depreciation and amortization	16.7	13.0	2.9	0.1		0.6
Restructuring, severance and impairment charges	0.0	0.0	0.0	0.0		0.0

Income (loss) from operations	(42.8)	12.5	(43.9)	(5.0)		(6.5)

(*) Figures may not foot or cross-foot due to rounding to millions. Segment data is presented net of inter-company transactions.

CONTACT:

Investors	Media

Sam Abraham	Gil Nielsen
Senior VP, Finance	VP, IDT Corporate Communications
973-438-3546	973-438-4002

Mary Jennings
Manager, Investor Relations
973-438-3124